LOUISE

Equity Residential

Third Quarter 2025

Earnings Release and Supplemental Information

The Louise - Arlington, Texas
Acquired Q3 2025

Dow Jones Sustainability
First Multifamily REIT in the Dow Jones Sustainability Indices

Nareit
Leader in the Light® Awards
2024 Recipient
Residential
Equity Residential

ESG 2024
REGIONAL
TOP RATED

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Third Quarter 2025 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

October 28, 2025

Equity Residential Reports Third Quarter 2025 Results

Results Reflect Strong Cash Flow Growth and Highest Q3 Retention Rate in Company's History

Chicago, IL – October 28, 2025 - Equity Residential (NYSE: EQR) today reported results for the quarter and nine months ended September 30, 2025.

Third Quarter 2025 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended September 30,
	2025	2024	$ Change	% Change
Earnings Per Share (EPS)	$0.76	$0.38	$0.38	100.0%
Funds from Operations (FFO) per share	$1.05	$0.99	$0.06	6.1%
Normalized FFO (NFFO) per share	$1.02	$0.98	$0.04	4.1%

	Nine Months Ended September 30,
	2025	2024	$ Change	% Change
Earnings Per Share (EPS)	$1.93	$1.62	$0.31	19.1%
Funds from Operations (FFO) per share	$2.97	$2.79	$0.18	6.5%
Normalized FFO (NFFO) per share	$2.96	$2.89	$0.07	2.4%

Recent Highlights

•
The Company’s third quarter revenue growth was driven by continued healthy operating fundamentals across most of its markets led by outsized performance in San Francisco and New York. For the third quarter of 2025 compared to the third quarter of 2024, same store revenues increased 3.0%, same store expenses increased 3.6% and same store Net Operating Income (NOI) increased 2.8%. During the third quarter of 2025, the Company achieved the highest third quarter resident retention rate in its history.
•
During the third quarter of 2025 and subsequent to the end of the third quarter of 2025, the Company repurchased and retired approximately 1.5 million of its common shares at a weighted average purchase price of $64.26 per share, for an aggregate purchased amount of approximately $99.1 million.
•
During the third quarter of 2025, the Company acquired a 375-unit property located in Arlington, TX for a purchase price of approximately $103.0 million and sold two properties, one in suburban Boston and one in Arlington, VA, for an aggregate sale price of approximately $247.9 million.
•
Three of the Company's recent developments at a total cost of $379.0 million reached stabilization in the third quarter of 2025 at a weighted average Development Yield of 6.0%. See page 25 for details.

“Our portfolio, with its unique exposure to the well performing urban centers of San Francisco and New York, produced good results in the quarter and our sophisticated operating platform continues to deliver efficiency and convenience to our customers, as well as financial benefit to our shareholders. Going forward, we expect our accelerating investment in technology to enhance both financial and customer service results,” said Mark J. Parrell, Equity Residential’s President and CEO. “We continue to see a favorable outlook for our business given the low levels of housing supply expected to be

1

delivered over the next several years, particularly in our Coastal markets, powerful cost and social dynamics favoring rentership and a customer base that remains well employed with rising incomes.”

Full Year 2025 Guidance

The Company has provided guidance for its full year 2025 same store operating performance, EPS, FFO per share, Normalized FFO per share and transactions as listed below:

	Revised	Previous	Change at Midpoint
Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.4%	96.4%	0.0%
Revenue change	2.5% to 3.0%	2.6% to 3.2%	(0.15%)
Expense change	3.5% to 4.0%	3.5% to 4.0%	0.0%
NOI change	2.1% to 2.6%	2.2% to 2.8%	(0.15%)

EPS	$2.52 to $2.56	$2.96 to $3.02	$(0.45)
Growth at midpoint vs. 2024 actual	(6.6%)	9.9%
FFO per share	$3.98 to $4.02	$4.03 to $4.09	$(0.06)
Growth at midpoint vs. 2024 actual	6.4%	8.0%
Normalized FFO per share	$3.98 to $4.02	$3.97 to $4.03	$0.00
Growth at midpoint vs. 2024 actual	2.8%	2.8%

Transactions:
Consolidated rental acquisitions	$750.0M	$1.0B
Consolidated rental dispositions	$750.0M	$1.0B
Transaction Accretion (Dilution)	(25 basis points)	(25 basis points)

The Company reset the midpoint of same store revenue guidance to reflect a weakening of demand late in the third quarter of 2025, especially in Washington D.C., along with delays in the rollout of certain other income initiatives.

The change in the full year 2025 EPS guidance range is due primarily to lower expected property sale gains and other items including those described below.

The change in the full year 2025 FFO per share guidance range is due primarily to higher expected non-operating asset gains, higher expected insurance/litigation/environmental settlement or reserve expense (see page 28) and the items described below.

There is no change to the midpoint of the Company's full year 2025 Normalized FFO per share guidance as better expected property management expense and other items are anticipated to offset the expected reduction in the growth of same store NOI noted above.

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 30 through 35 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 32 and 33 of this release.

Results Per Share

The changes in EPS for the quarter and nine months ended September 30, 2025 compared to the same periods of 2024 are due primarily to higher property sale gains, higher depreciation expense, the various adjustment items listed on page 28 of this release and the items described below.

The per share changes in FFO for the quarter and nine months ended September 30, 2025 compared to the same periods of 2024 are due primarily to the various adjustment items listed on page 28 of this release and the items described below.

2

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Third Quarter 2025 vs. Third Quarter 2024	September YTD 2025 vs. September YTD 2024
Residential same store NOI	$0.03	$0.08
Non-Residential same store NOI	–	(0.01)
Lease-Up NOI	0.01	0.01
2025 and 2024 transaction activity impact on NOI, net	0.01	0.05
Interest expense, net	(0.02)	(0.05)
Other items (including corporate overhead) (1)	0.01	(0.01)
Net	$0.04	$0.07

(1)
Corporate overhead includes property management and general administrative expenses.

Same Store Results

The following table shows the total same store results for the periods presented (includes Residential and Non-Residential).

	Third Quarter 2025 vs. Third Quarter 2024	Third Quarter 2025 vs. Second Quarter 2025	September YTD 2025 vs. September YTD 2024
Apartment Units	75,473	80,846	74,595
Physical Occupancy	96.3% vs. 96.1%	96.3% vs. 96.5%	96.5% vs. 96.2%

Revenues	3.0%	0.7%	2.6%
Expenses	3.6%	2.5%	3.9%
NOI	2.8%	(0.2%)	2.0%

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Third Quarter 2025 vs. Third Quarter 2024	Third Quarter 2025 vs. Second Quarter 2025	September YTD 2025 vs. September YTD 2024
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	2.0%	0.8%	2.0%
Leasing Concessions	(0.1%)	(0.1%)	(0.1%)
Vacancy gain (loss)	0.2%	(0.4%)	0.2%
Bad Debt, Net (1)	0.2%	0.1%	0.1%
Other (2)	0.7%	0.2%	0.6%
Same Store Residential Revenues- current period	3.0%	0.6%	2.8%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. See page 13 for more detail.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

3

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 74,595 same store apartment units):

	Q3 2025	Q2 2025	Q3 2024
Physical Occupancy	96.3%	96.6%	96.1%
Percentage of Residents Renewing by quarter	58.5%	60.1%	56.7%

New Lease Change	(1.0%)	(0.1%)	(1.3%)
Renewal Rate Achieved	4.5%	5.1%	4.6%
Blended Rate (1)	2.2%	3.0%	2.0%

(1)
Blended Rates for Established Markets were 2.5%, 3.4% and 2.4% for Q3 2025, Q2 2025 and Q3 2024, respectively. See page 17.

In the third quarter of 2025, Blended Rate was at the low end of expectations and for the fourth quarter of 2025, Blended Rate is expected to be between 0.25% and 0.75%.

Investment Activity

During the third quarter of 2025, the Company acquired a 375-unit property located in Arlington, TX for an acquisition price of approximately $103.0 million at an Acquisition Cap Rate of 5.0%. The acquired property was constructed in 2023. During the first nine months of 2025, the Company acquired nine properties, consisting of 2,439 apartment units, for an aggregate acquisition price of approximately $636.8 million at a weighted average Acquisition Cap Rate of 5.1%. The acquired properties are 14 years old on average.

During the third quarter of 2025, the Company sold two properties, one in suburban Boston and one in Arlington, VA, consisting of 495 apartment units, for an aggregate sale price of approximately $247.9 million at a weighted average Disposition Yield of 5.1%. The operating properties sold during the quarter ended September 30, 2025 have an average age of 29 years. During the first nine months of 2025, the Company sold five properties consisting of 1,330 apartment units, for an aggregate sale price of approximately $594.5 million at a weighted average Disposition Yield of 5.1%. The Company also sold one land parcel for a sale price of approximately $4.3 million during the first quarter of 2025. The operating properties sold during the first nine months of 2025 have an average age of 23 years.

During the first nine months of 2025, the Company completed a wholly owned development project in each of its San Francisco and Denver markets, consisting of an aggregate of 495 apartment units, for a total cost of approximately $237.8 million. During the first nine months of 2025, the Company also completed one joint venture development project in its New York market, consisting of 450 apartment units, for a total cost of approximately $201.2 million.

Capital Markets Activity

During the third quarter of 2025 and subsequent to the end of the third quarter of 2025, the Company repurchased and retired approximately 1.5 million of its common shares at a weighted average purchase price of $64.26 per share, for an aggregate purchased amount of approximately $99.1 million.

Fourth Quarter 2025 Guidance

The Company has established guidance ranges for the fourth quarter of 2025 EPS, FFO per share and Normalized FFO per share as listed below:

Q4 2025 Guidance
EPS	$0.59 to $0.63
FFO per share	$1.01 to $1.05
Normalized FFO per share	$1.02 to $1.06

The difference between the third quarter of 2025 actual EPS of $0.76 and the fourth quarter of 2025 EPS guidance midpoint of $0.61 is due primarily to lower expected property sale gains and other items including those described below.

The difference between the third quarter of 2025 actual FFO of $1.05 per share and the fourth quarter of 2025 FFO guidance midpoint of $1.03 per share is due primarily to lower expected non-operating asset gains and the items described below.

4

The difference between the third quarter of 2025 actual Normalized FFO of $1.02 per share and the fourth quarter of 2025 Normalized FFO guidance midpoint of $1.04 per share is due primarily to:

Expected Positive/(Negative) Impact
Fourth Quarter 2025 vs. Third Quarter 2025
Residential same store NOI	$0.02
Lease-Up NOI	0.01
Corporate overhead	(0.01)
Net	$0.02

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, owns and manages 318 rental properties consisting of 86,320 apartment units in dynamic metro areas across the U.S. with a primary concentration in major coastal markets, diversified by a targeted presence in the high-growth metro areas of Atlanta, Austin, Dallas/Ft. Worth and Denver. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Wednesday, October 29, 2025 at 10:00 a.m. CT. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

5

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2025	2024	2025	2024
REVENUES
Rental income	$2,312,048	$2,213,329	$782,411	$748,348

EXPENSES
Property and maintenance	424,868	396,349	144,621	135,221
Real estate taxes and insurance	335,917	320,452	111,833	105,954
Property management	100,691	100,381	30,089	31,412
General and administrative	51,450	48,902	14,664	14,551
Depreciation	752,292	688,041	254,657	237,948
Total expenses	1,665,218	1,554,125	555,864	525,086

Net gain (loss) on sales of real estate properties	355,117	227,829	142,685	(165)
Interest and other income	49,040	26,501	45,219	15,844
Other expenses	(39,903)	(59,094)	(30,942)	(13,971)
Interest:
Expense incurred, net	(227,572)	(205,762)	(80,141)	(72,722)
Amortization of deferred financing costs	(6,369)	(5,784)	(2,122)	(1,948)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	777,143	642,894	301,246	150,300
Income and other tax (expense) benefit	(1,224)	(925)	(395)	(290)
Income (loss) from investments in unconsolidated entities	(15,388)	(4,865)	(3,981)	(1,493)
Net gain (loss) on sales of land parcels	(80)	—	(2)	—
Net income	760,451	637,104	296,868	148,517
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(19,044)	(17,290)	(6,716)	(4,012)
Partially Owned Properties	(3,408)	(3,098)	(1,101)	(1,059)
Net income attributable to controlling interests	737,999	616,716	289,051	143,446
Preferred distributions	(1,067)	(1,258)	(356)	(356)
Premium on redemption of Preferred Shares	—	(1,444)	—	—
Net income available to Common Shares	$736,932	$614,014	$288,695	$143,090

Earnings per share – basic:
Net income available to Common Shares	$1.94	$1.62	$0.76	$0.38
Weighted average Common Shares outstanding	379,775	378,718	380,593	378,756

Earnings per share – diluted:
Net income available to Common Shares	$1.93	$1.62	$0.76	$0.38
Weighted average Common Shares outstanding	391,127	390,688	390,966	391,026

Distributions declared per Common Share outstanding	$2.0775	$2.025	$0.6925	$0.675

6

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Nine Months Ended September 30,		Quarter Ended September 30,
	2025	2024	2025	2024
Net income	$760,451	$637,104	$296,868	$148,517
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(3,408)	(3,098)	(1,101)	(1,059)
Preferred distributions	(1,067)	(1,258)	(356)	(356)
Premium on redemption of Preferred Shares	—	(1,444)	—	—
Net income available to Common Shares and Units	755,976	631,304	295,411	147,102

Adjustments:
Depreciation	752,292	688,041	254,657	237,948
Depreciation – Non-real estate additions	(2,697)	(2,839)	(863)	(942)
Depreciation – Partially Owned Properties	(1,467)	(1,645)	(504)	(556)
Depreciation – Unconsolidated Properties	12,918	3,881	4,183	2,429
Net (gain) loss on sales of unconsolidated entities - operating assets	(138)	(710)	—	(710)
Net (gain) loss on sales of real estate properties	(355,117)	(227,829)	(142,685)	165
FFO available to Common Shares and Units	1,161,767	1,090,203	410,199	385,436

Adjustments (see note for additional detail):
Write-off of pursuit costs	6,122	1,905	4,074	536
Debt extinguishment and preferred share redemption (gains) losses	97	1,444	—	—
Non-operating asset (gains) losses	(23,717)	(17,452)	(24,341)	(14,236)
Other miscellaneous items	14,189	53,432	9,218	12,758
Normalized FFO available to Common Shares and Units	$1,158,458	$1,129,532	$399,150	$384,494

FFO	$1,162,834	$1,092,905	$410,555	$385,792
Preferred distributions	(1,067)	(1,258)	(356)	(356)
Premium on redemption of Preferred Shares	—	(1,444)	—	—
FFO available to Common Shares and Units	$1,161,767	$1,090,203	$410,199	$385,436
FFO per share and Unit – basic	$2.98	$2.80	$1.05	$0.99
FFO per share and Unit – diluted	$2.97	$2.79	$1.05	$0.99

Normalized FFO	$1,159,525	$1,130,790	$399,506	$384,850
Preferred distributions	(1,067)	(1,258)	(356)	(356)
Normalized FFO available to Common Shares and Units	$1,158,458	$1,129,532	$399,150	$384,494
Normalized FFO per share and Unit – basic	$2.97	$2.90	$1.02	$0.99
Normalized FFO per share and Unit – diluted	$2.96	$2.89	$1.02	$0.98

Weighted average Common Shares and Units outstanding – basic	389,667	389,379	389,446	389,379
Weighted average Common Shares and Units outstanding – diluted	391,127	390,688	390,966	391,026

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

7

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	September 30,	December 31,
	2025	2024
ASSETS
Land	$5,615,228	$5,606,531
Depreciable property	24,767,133	24,039,412
Projects under development	163,194	261,706
Land held for development	56,953	63,142
Investment in real estate	30,602,508	29,970,791
Accumulated depreciation	(10,976,770)	(10,412,463)
Investment in real estate, net	19,625,738	19,558,328
Investments in unconsolidated entities[1]	400,077	386,531
Cash and cash equivalents	93,092	62,302
Restricted deposits	106,410	97,864
Right-of-use assets	449,670	455,445
Other assets	390,076	273,706
Total assets	$21,065,063	$20,834,176

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,592,935	$1,630,690
Notes, net	5,996,686	5,947,376
Line of credit and commercial paper	846,166	543,679
Accounts payable and accrued expenses	154,003	99,347
Accrued interest payable	54,644	74,176
Lease liabilities	304,814	304,897
Other liabilities	298,336	310,559
Security deposits	82,577	75,611
Distributions payable	269,873	263,494
Total liabilities	9,600,034	9,249,829

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	181,625	338,563
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 343,100 shares issued and outstanding as of September 30, 2025 and December 31, 2024	17,155	17,155
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 380,546,634 shares issued and outstanding as of September 30, 2025 and 379,475,383 shares issued and outstanding as of December 31, 2024	3,805	3,795
Paid in capital	9,801,972	9,611,826
Retained earnings	1,260,124	1,407,570
Accumulated other comprehensive income (loss)	1,893	4,214
Total shareholders’ equity	11,084,949	11,044,560
Noncontrolling Interests:
Operating Partnership	200,246	201,942
Partially Owned Properties	(1,791)	(718)
Total Noncontrolling Interests	198,455	201,224
Total equity	11,283,404	11,245,784
Total liabilities and equity	$21,065,063	$20,834,176

1 Includes $335.8 million and $324.0 million in unconsolidated development and lease-up projects as of September 30, 2025 and December 31, 2024, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

8

Equity Residential Portfolio Summary As of September 30, 2025

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	58	14,733	16.5%	$2,983
Orange County	12	3,718	4.7%	3,003
San Diego	10	2,209	3.1%	3,350
Subtotal – Southern California	80	20,660	24.3%	3,026

San Francisco	41	11,558	15.1%	3,503
Washington, D.C.	42	13,553	14.6%	2,862
New York	35	8,986	14.4%	4,802
Boston	26	7,034	10.9%	3,711
Seattle	40	8,459	9.4%	2,703
Subtotal – Established Markets	264	70,250	88.7%	3,332

Expansion Markets:
Atlanta	22	6,420	4.4%	1,959
Denver	16	4,678	4.2%	2,287
Dallas/Ft. Worth	13	4,230	2.4%	1,935
Austin	3	742	0.3%	1,687
Subtotal – Expansion Markets	54	16,070	11.3%	2,036
Total	318	86,320	100.0%	$3,094

	Properties	Apartment Units
Wholly Owned Properties	301	81,952
Partially Owned Properties – Consolidated	12	2,656
Partially Owned Properties – Unconsolidated	5	1,712
	318	86,320

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

3rd Quarter 2025 Earnings Release	9

Equity Residential

Portfolio Rollforward Q3 2025

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
6/30/2025	319	86,422
Acquisitions:
Consolidated Rental Properties	1	375	$103,000	5.0%

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(2)	(495)	$(247,850)	(5.1%)

Configuration Changes	—	18
9/30/2025	318	86,320

Portfolio Rollforward 2025

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
12/31/2024	311	84,249
Acquisitions:
Consolidated Rental Properties	9	2,439	$636,843	5.1%

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(5)	(1,330)	$(594,450)	(5.1%)
Consolidated Land Parcels	—	—	$(4,300)

Completed Developments – Consolidated	2	495
Completed Developments – Unconsolidated	1	450
Configuration Changes	—	17
9/30/2025	318	86,320

3rd Quarter 2025 Earnings Release	10

Equity Residential

Third Quarter 2025 vs. Third Quarter 2024

Same Store Results/Statistics Including 75,473 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q3 2025	$727,555	$234,572	$492,983	$3,218	96.3%	13.1%
Q3 2024	$706,135	$226,494	$479,641	$3,133	96.1%	13.3%
Change	$21,420	$8,078	$13,342	$85	0.2%	(0.2%)

Change	3.0%	3.6%	2.8%	2.7%

Third Quarter 2025 vs. Second Quarter 2025

Same Store Results/Statistics Including 80,846 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q3 2025	$760,107	$245,582	$514,525	$3,141	96.3%	13.3%
Q2 2025	$754,909	$239,555	$515,354	$3,114	96.5%	11.2%
Change	$5,198	$6,027	$(829)	$27	(0.2%)	2.1%

Change	0.7%	2.5%	(0.2%)	0.9%

September YTD 2025 vs. September YTD 2024

Same Store Results/Statistics Including 74,595 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
September YTD 2025	$2,145,055	$691,712	$1,453,343	$3,194	96.5%	32.1%
September YTD 2024	$2,090,438	$665,731	$1,424,707	$3,114	96.2%	33.6%
Change	$54,617	$25,981	$28,636	$80	0.3%	(1.5%)

Change	2.6%	3.9%	2.0%	2.6%

3rd Quarter 2025 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Third Quarter 2025 vs. Third Quarter 2024		Third Quarter 2025 vs. Second Quarter 2025		Sept. YTD 2025 vs. Sept. YTD 2024
	75,473 Same Store Apartment Units		80,846 Same Store Apartment Units		74,595 Same Store Apartment Units
	Q3 2025	Q3 2024	Q3 2025	Q2 2025	Sept. YTD 2025	Sept. YTD 2024
Same Store Residential Revenues (GAAP Basis)	$701,383	$681,200	$733,147	$728,526	$2,066,935	$2,010,703
Leasing Concessions amortized	5,853	5,119	6,820	6,419	16,386	14,720
Leasing Concessions granted	(7,012)	(6,047)	(8,056)	(6,376)	(17,868)	(14,281)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$700,224	$680,272	$731,911	$728,569	$2,065,453	$2,011,142

% change - GAAP revenue	3.0%		0.6%		2.8%

% change - cash revenue	2.9%		0.5%		2.7%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 74,595 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q3 2025	Q2 2025	Q1 2025	Q4 2024	Q3 2024
Same store revenues	$721,110	$715,449	$708,496	$702,485	$699,820
Same store expenses	232,767	226,059	232,886	219,601	224,318
Same store NOI	$488,343	$489,390	$475,610	$482,884	$475,502

3rd Quarter 2025 Earnings Release	12

Equity Residential

Same Store Residential Accounts Receivable Balances

Including 74,595 Same Store Apartment Units

($ in thousands)

Balance Sheet (Other assets):	September 30, 2025		June 30, 2025	September 30, 2024
Residential accounts receivable balances	$12,135		$12,815	$14,903
Allowance for doubtful accounts	(6,975)		(7,831)	(9,594)
Net receivable balances	$5,160		$4,984	$5,309

Straight-line receivable balances	$10,269	(1)	$9,167	$8,011

(1)
Total same store Residential Leasing Concessions granted in the third quarter of 2025 were approximately $6.9 million. The straight-line receivable balance of $10.3 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in the remainder of 2025 and the first three quarters of 2026.

Same Store Residential Bad Debt

Including 74,595 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q3 2025	Q2 2025	Q3 2024
Bad debts before governmental rental assistance	$6,269	$6,929	$7,136
Governmental rental assistance received	(173)	(268)	(47)
Bad Debt, Net	$6,096	$6,661	$7,089

Bad Debt, Net as a % of Same Store Residential Revenues	0.9%	1.0%	1.1%

3rd Quarter 2025 Earnings Release	13

Equity Residential Third Quarter 2025 vs. Third Quarter 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q3 2025 % of Actual NOI	Q3 2025 Average Rental Rate	Q3 2025 Weighted Average Physical Occupancy %	Q3 2025 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	17.4%	$2,982	95.9%	12.0%	1.8%	3.9%	0.9%	1.4%	0.4%	(0.5%)
Orange County	3,718	5.2%	3,003	96.2%	12.1%	2.3%	2.5%	2.3%	2.3%	0.1%	1.4%
San Diego	2,209	3.5%	3,350	96.1%	12.1%	3.2%	5.5%	2.6%	3.0%	0.2%	(1.0%)
Subtotal – Southern California	20,063	26.1%	3,027	95.9%	12.0%	2.1%	3.8%	1.4%	1.8%	0.2%	(0.2%)

San Francisco	11,333	17.0%	3,476	96.9%	11.7%	5.4%	3.0%	6.5%	4.3%	1.1%	(0.9%)
Washington, D.C.	13,553	15.7%	2,862	96.3%	14.4%	3.4%	4.7%	2.7%	3.6%	(0.3%)	0.4%
New York	8,536	15.1%	4,852	97.6%	12.0%	4.2%	3.9%	4.3%	3.9%	0.2%	1.0%
Boston	6,874	11.0%	3,732	96.3%	15.1%	2.6%	8.0%	0.5%	2.3%	0.2%	0.2%
Seattle	8,458	9.8%	2,703	96.2%	12.4%	2.9%	2.1%	3.2%	2.7%	0.1%	(1.7%)
Denver	2,792	2.7%	2,319	95.0%	18.5%	(4.1%)	(3.7%)	(4.3%)	(3.5%)	(0.8%)	0.7%
Other Expansion Markets	3,864	2.6%	1,879	94.8%	15.2%	(3.3%)	(7.5%)	(0.3%)	(2.8%)	(0.4%)	(0.8%)

Total	75,473	100.0%	$3,218	96.3%	13.1%	3.0%	3.4%	2.7%	2.7%	0.2%	(0.2%)

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the nine months ended September 30, 2025.

3rd Quarter 2025 Earnings Release	14

Equity Residential Third Quarter 2025 vs. Second Quarter 2025 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q3 2025 % of Actual NOI	Q3 2025 Average Rental Rate	Q3 2025 Weighted Average Physical Occupancy %	Q3 2025 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	16.7%	$2,982	95.9%	12.0%	0.5%	2.9%	(0.5%)	0.4%	0.2%	1.2%
Orange County	3,718	5.0%	3,003	96.2%	12.1%	0.8%	7.5%	(1.1%)	1.2%	(0.3%)	2.6%
San Diego	2,209	3.3%	3,350	96.1%	12.1%	0.9%	2.8%	0.4%	1.6%	(0.7%)	1.1%
Subtotal – Southern California	20,063	25.0%	3,027	95.9%	12.0%	0.6%	3.5%	(0.5%)	0.7%	(0.1%)	1.4%

San Francisco	11,333	16.2%	3,476	96.9%	11.7%	1.4%	4.0%	0.3%	1.7%	(0.3%)	1.6%
Washington, D.C.	13,553	15.1%	2,862	96.3%	14.4%	0.5%	7.5%	(2.6%)	1.1%	(0.5%)	2.4%
New York	8,536	14.5%	4,852	97.6%	12.0%	1.2%	0.4%	1.7%	1.5%	(0.3%)	2.3%
Boston	7,034	10.7%	3,711	96.3%	15.0%	0.6%	4.5%	(1.0%)	0.9%	(0.4%)	3.8%
Seattle	8,458	9.4%	2,703	96.2%	12.4%	0.8%	1.6%	0.5%	1.0%	(0.2%)	0.5%
Denver	4,199	3.7%	2,283	95.1%	18.3%	(2.3%)	(0.3%)	(3.3%)	(1.8%)	(0.7%)	4.8%
Other Expansion Markets	7,670	5.4%	1,923	95.4%	14.6%	(0.7%)	(7.5%)	3.8%	(0.8%)	0.1%	1.7%

Total	80,846	100.0%	$3,141	96.3%	13.3%	0.6%	2.5%	(0.2%)	0.9%	(0.2%)	2.1%

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the nine months ended September 30, 2025.

3rd Quarter 2025 Earnings Release	15

Equity Residential September YTD 2025 vs. September YTD 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	Sept. YTD 25 % of Actual NOI	Sept. YTD 25 Average Rental Rate	Sept. YTD 25 Weighted Average Physical Occupancy %	Sept. YTD 25 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	17.7%	$2,969	95.8%	31.8%	1.5%	3.9%	0.4%	1.3%	0.2%	(1.9%)
Orange County	3,718	5.3%	2,979	96.3%	28.8%	2.4%	2.8%	2.3%	2.1%	0.3%	(0.1%)
San Diego	2,209	3.5%	3,310	96.4%	31.9%	2.5%	7.3%	1.3%	2.1%	0.4%	(0.6%)
Subtotal – Southern California	20,063	26.5%	3,009	95.9%	31.3%	1.8%	4.1%	0.9%	1.5%	0.2%	(1.4%)

San Francisco	11,111	16.6%	3,425	96.9%	30.3%	4.3%	4.2%	4.3%	3.4%	0.7%	(3.5%)
Washington, D.C.	13,241	15.8%	2,830	96.8%	32.2%	4.1%	5.1%	3.6%	4.1%	(0.1%)	(0.5%)
New York	8,536	15.0%	4,781	97.7%	27.9%	3.9%	3.4%	4.2%	3.4%	0.4%	0.8%
Boston	6,874	11.1%	3,703	96.3%	33.4%	2.5%	5.8%	1.1%	2.4%	0.1%	(0.2%)
Seattle	8,458	9.9%	2,676	96.3%	33.3%	3.2%	2.1%	3.7%	3.0%	0.2%	(2.7%)
Denver	2,792	2.8%	2,340	95.5%	42.6%	(3.6%)	(1.6%)	(4.5%)	(2.9%)	(0.8%)	0.3%
Other Expansion Markets	3,520	2.3%	1,883	95.1%	39.6%	(3.8%)	1.3%	(7.3%)	(3.6%)	(0.1%)	(5.7%)

Total	74,595	100.0%	$3,194	96.5%	32.1%	2.8%	3.8%	2.3%	2.6%	0.3%	(1.5%)

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the nine months ended September 30, 2025.

3rd Quarter 2025 Earnings Release	16

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 74,595 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q3 2025	Q2 2025	Q3 2025	Q2 2025	Q3 2025	Q2 2025
Southern California	(3.6%)	(3.2%)	4.4%	4.6%	0.9%	1.3%
San Francisco	6.0%	5.2%	6.6%	6.1%	6.3%	5.7%
Washington, D.C.	(1.2%)	2.1%	4.5%	6.4%	2.1%	4.7%
New York	2.8%	4.0%	3.5%	4.8%	3.3%	4.5%
Boston	(1.4%)	(0.2%)	4.1%	4.6%	1.7%	2.5%
Seattle	(3.5%)	(2.5%)	5.0%	5.2%	1.5%	2.0%
Subtotal – Established Markets	(0.3%)	0.7%	4.5%	5.2%	2.5%	3.4%

Denver	(12.1%)	(9.6%)	2.8%	3.5%	(4.8%)	(3.5%)
Other Expansion Markets	(10.2%)	(13.2%)	3.4%	3.3%	(3.0%)	(4.3%)
Subtotal – Expansion Markets	(11.2%)	(11.4%)	3.1%	3.4%	(3.9%)	(3.9%)
Total	(1.0%)	(0.1%)	4.5%	5.1%	2.2%	3.0%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

3rd Quarter 2025 Earnings Release	17

Equity Residential

Third Quarter 2025 vs. Third Quarter 2024

Total Same Store Operating Expenses Including 75,473 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q3 2025	Q3 2024	$ Change	% Change	% of Q3 2025 Operating Expenses
Real estate taxes	$93,747	$91,782	$1,965	2.1%	40.0%
On-site payroll	42,078	42,854	(776)	(1.8%)	17.9%
Utilities	38,692	35,918	2,774	7.7%	16.5%
Repairs and maintenance	34,220	31,230	2,990	9.6%	14.6%
Insurance	9,314	9,195	119	1.3%	4.0%
Leasing and advertising	3,335	2,891	444	15.4%	1.4%
Other on-site operating expenses	13,186	12,624	562	4.5%	5.6%
Total Same Store Operating Expenses (2)	$234,572	$226,494	$8,078	3.6%	100.0%

September YTD 2025 vs. September YTD 2024

Total Same Store Operating Expenses Including 74,595 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	YTD 2025	YTD 2024	$ Change (1)	% Change	% of YTD 2025 Operating Expenses
Real estate taxes	$279,841	$273,035	$6,806	2.5%	40.5%
On-site payroll	126,836	125,189	1,647	1.3%	18.3%
Utilities	111,015	102,389	8,626	8.4%	16.1%
Repairs and maintenance	95,097	90,064	5,033	5.6%	13.7%
Insurance	27,567	27,201	366	1.3%	4.0%
Leasing and advertising	8,919	7,721	1,198	15.5%	1.3%
Other on-site operating expenses	42,437	40,132	2,305	5.7%	6.1%
Total Same Store Operating Expenses (2)	$691,712	$665,731	$25,981	3.9%	100.0%

(1)
The year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to escalation in rates and assessed values including an approximately one percentage point contribution to growth from 421-a tax abatement burnoffs in New York City. Once the burnoffs are completed, previously rent-restricted apartment units will transition to market.

On-site payroll – Sub-inflationary growth due to the impact of various innovation initiatives and lower employee benefit costs.

Utilities – Increase primarily driven by higher commodity prices, higher sewer and trash rates and higher water usage in Southern California along with a challenging comparable period.

Repairs and maintenance – Increase primarily driven by costs associated with the implementation of various resident technology initiatives (including bulk Wi-Fi programs).

Insurance – Sub-inflationary growth due to property premium reductions in the 2025 policy renewal offset by other insurance renewal costs.

Leasing and advertising – Increase primarily driven by higher advertising expenses and processing fees. Broker fees are not driving growth and remain an immaterial portion of this expense category.

Other on-site operating expenses – Increase primarily due to higher ground lease rent, association fees and other expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

3rd Quarter 2025 Earnings Release	18

Equity Residential

Debt Summary as of September 30, 2025

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,592,935	18.9%	3.76%	6.1
Unsecured	6,842,852	81.1%	3.76%	6.8
Total	$8,435,787	100.0%	3.76%	6.7
Fixed Rate Debt:
Secured – Conventional	$1,403,050	16.6%	3.87%	5.6
Unsecured – Public	5,996,686	71.1%	3.69%	7.8
Fixed Rate Debt	7,399,736	87.7%	3.72%	7.4
Floating Rate Debt:
Secured – Tax Exempt	189,885	2.3%	2.92%	9.5
Unsecured – Revolving Credit Facility	—	—	—	2.1
Unsecured – Commercial Paper Program (2)	846,166	10.0%	4.59%	—
Floating Rate Debt	1,036,051	12.3%	4.13%	1.8
Total	$8,435,787	100.0%	3.76%	6.7
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At September 30, 2025, the weighted average maturity of commercial paper outstanding was 4 days. The weighted average amount outstanding for the nine months ended September 30, 2025 was approximately $513.6 million.

Note: The Company capitalized interest of approximately $9.6 million and $10.7 million during the nine months ended September 30, 2025 and 2024, respectively. The Company capitalized interest of approximately $2.9 million and $3.8 million during the quarters ended September 30, 2025 and 2024, respectively.

3rd Quarter 2025 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of September 30, 2025

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2025	$—	$850,500	(2)	$850,500	10.0%	—	4.28%
2026	592,025	7,400		599,425	7.0%	3.58%	3.58%
2027	400,000	8,200		408,200	4.8%	3.25%	3.25%
2028	900,000	9,000		909,000	10.7%	3.79%	3.78%
2029	888,120	9,700		897,820	10.6%	3.30%	3.30%
2030	1,148,462	10,800		1,159,262	13.6%	2.53%	2.54%
2031	528,500	37,700		566,200	6.7%	1.94%	2.02%
2032	500,000	26,100		526,100	6.2%	4.95%	4.85%
2033	550,000	—		550,000	6.5%	5.22%	5.22%
2034	600,000	—		600,000	7.0%	4.65%	4.65%
2035+	1,350,850	86,960		1,437,810	16.9%	4.39%	4.23%
Subtotal	7,457,957	1,046,360		8,504,317	100.0%	3.72%	3.75%
Deferred Financing Costs and Unamortized (Discount)	(58,221)	(10,309)		(68,530)	N/A	N/A	N/A
Total	$7,399,736	$1,036,051		$8,435,787	100.0%	3.72%	3.75%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $846.5 million in principal outstanding on the Company's Commercial Paper Program.

3rd Quarter 2025 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	September 30,	June 30,
	2025	2025
Debt to Adjusted Total Assets (not to exceed 60%)	28.0%	28.0%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	6.1%	6.1%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.59	5.41

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	462.3%	464.8%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	September 30,	June 30,
	2025	2025
Total debt to Normalized EBITDAre	4.47x	4.49x

Net debt to Normalized EBITDAre	4.41x	4.45x

Unencumbered NOI as a % of total NOI	90.4%	90.4%

Note: See Normalized EBITDAre Reconciliations for detail.

3rd Quarter 2025 Earnings Release	21

Equity Residential

Capital Structure as of September 30, 2025

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,592,935	18.9%
Unsecured Debt			6,842,852	81.1%
Total Debt			8,435,787	100.0%	25.0%
Common Shares (includes Restricted Shares)	380,546,634	97.5%
Units (includes OP Units and Restricted Units)	9,629,551	2.5%
Total Shares and Units	390,176,185	100.0%
Common Share Price at September 30, 2025	$64.73
			25,256,104	99.9%
Perpetual Preferred Equity (see below)			17,155	0.1%
Total Equity			25,273,259	100.0%	75.0%

Total Market Capitalization			$33,709,046		100.0%

Perpetual Preferred Equity as of September 30, 2025

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	343,100	$17,155	$4.145	$1,422

3rd Quarter 2025 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	Sept. YTD 2025	Sept. YTD 2024	Q3 2025	Q3 2024
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	379,774,584	378,718,147	380,592,582	378,755,925
Shares issuable from assumed conversion/vesting of:
- OP Units	9,892,052	10,661,328	8,853,827	10,622,681
- long-term compensation shares/units	1,460,027	1,308,755	1,519,480	1,647,562
Total Common Shares and Units - diluted	391,126,663	390,688,230	390,965,889	391,026,168

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	379,774,584	378,718,147	380,592,582	378,755,925
OP Units - basic	9,892,052	10,661,328	8,853,827	10,622,681
Total Common Shares and OP Units - basic	389,666,636	389,379,475	389,446,409	389,378,606
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,460,027	1,308,755	1,519,480	1,647,562
Total Common Shares and Units - diluted	391,126,663	390,688,230	390,965,889	391,026,168

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	380,546,634	379,354,738
Units (includes OP Units and Restricted Units)	9,629,551	11,562,954
Total Shares and Units	390,176,185	390,917,692

3rd Quarter 2025 Earnings Release	23

Equity Residential Partially Owned Properties as of September 30, 2025 (Amounts in thousands except for project/property and apartment unit amounts)

Partially Owned Properties	Weighted Average Ownership Percentage	Total Properties	Total Apartment Units	Sept. YTD 2025 NOI	Sept. YTD 2025 Interest Expense	Total Debt
CONSOLIDATED:
Projects Under Development (1) (4)	95.0%	—	—	$(138)	$—	$—
Operating properties (stabilized)	86.0%	12	2,656	48,895	765	28,328
Total Partially Owned Properties - Consolidated		12	2,656	48,757	765	28,328

UNCONSOLIDATED:
Projects Under Development (2) (4)	95.0%	—	—	(149)	178	39,298
Projects Completed Not Stabilized (4)	77.2%	2	543	2,291	4,296	90,741
Operating properties (stabilized) (4)	76.1%	3	1,169	13,056	7,747	223,385	(3)
Total Partially Owned Properties - Unconsolidated		5	1,712	15,198	12,221	353,424

Total Partially Owned Properties		17	4,368	$63,955	$12,986	$381,752

(1)
The Company is currently developing one property, which is expected to add 440 apartment units upon completion.
(2)
The Company is currently developing two properties, which are expected to add 639 apartment units upon completion.
(3)
During the third quarter of 2025, the Company paid off the third party construction loans for Remy and Sadie and is now the lender for these projects.
(4)
See Development and Lease-Up Projects for more information.

Note: Partially owned consolidated and unconsolidated amounts are presented at 100% of the project/property.

3rd Quarter 2025 Earnings Release	24

Equity Residential Development and Lease-Up Projects as of September 30, 2025 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
The Basin	Wakefield, MA	95%	440	$232,172	$189,095	$—	84%	Q1 2024	Q3 2025	Q3 2026	Q2 2027	15% / 12%
Projects Under Development - Consolidated			440	232,172	189,095	—

Projects Completed Not Stabilized:
Lorien (fka Laguna Clara II)	Santa Clara, CA	100%	225	152,621	149,071	—	100%	Q2 2022	Q1 2025	Q1 2025	Q1 2026	82% / 80%
Beeler Park (fka Solana Beeler Park) (2)	Denver, CO	100%	270	85,206	85,132	—	100%	Q4 2021	Q3 2024	Q1 2025	Q4 2025	92% / 90%
Projects Completed Not Stabilized - Consolidated			495	237,827	234,203	—

UNCONSOLIDATED:
Projects Under Development:
Modera Bridle Trails	Kirkland, WA	95%	369	185,282	108,465	16,898	56%	Q3 2024	Q3 2026	Q3 2026	Q1 2028	– / –
Modera South Shore	Marshfield, MA	95%	270	121,918	82,240	22,400	69%	Q3 2024	Q3 2025	Q4 2026	Q2 2027	8% / 1%
Projects Under Development - Unconsolidated			639	307,200	190,705	39,298

Projects Completed Not Stabilized:
Alloy Sunnyside	Denver, CO	80%	209	70,004	69,045	35,251	100%	Q3 2021	Q2 2024	Q2 2024	Q4 2025	95% / 92%
Lyle (Toll) (3)	Dallas, TX	75%	334	86,332	83,833	55,490	100%	Q3 2022	Q1 2024	Q4 2024	Q4 2025	95% / 93%
Projects Completed Not Stabilized - Unconsolidated			543	156,336	152,878	90,741

Projects Completed and Stabilized During the Quarter:
Remy (Toll)	Frisco, TX	75%	357	97,987	97,755	56,755	100%	Q1 2022	Q2 2024	Q4 2024	Q3 2025	94% / 93%
Sadie (fka Settler) (Toll)	Fort Worth, TX	75%	362	79,875	79,648	45,535	100%	Q2 2022	Q2 2024	Q4 2024	Q3 2025	97% / 93%
Alexan Harrison	Harrison, NY	62%	450	201,159	201,021	121,095	100%	Q3 2021	Q1 2024	Q1 2025	Q3 2025	97% / 96%
Projects Completed and Stabilized During the Quarter - Unconsolidated			1,169	379,021	378,424	223,385

Total Development Projects - Consolidated			935	469,999	423,298	—
Total Development Projects - Unconsolidated			2,351	842,557	722,007	353,424
Total Development Projects			3,286	$1,312,556	$1,145,305	$353,424

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Sept. YTD 2025 NOI
Projects Under Development - Consolidated	$232,172	$(138)
Projects Completed Not Stabilized - Consolidated	237,827	2,020
Projects Under Development - Unconsolidated	307,200	(149)
Projects Completed Not Stabilized - Unconsolidated	156,336	2,291
Projects Completed and Stabilized During the Quarter - Unconsolidated	379,021	13,056
	$1,312,556	$17,080

(1)
All unconsolidated projects are being partially funded with third party, project-specific construction loans, none of which are recourse to the Company, except for Remy and Sadie where the Company paid off the third party construction loans in the third quarter of 2025 and is now the lender for these projects.
(2)
The Company acquired its joint venture partner’s interest during the nine months ended September 30, 2025 and now wholly-owns the Beeler Park project. The book value shown reflects total project costs only and excludes the step-up in basis from the acquisition. The underlying construction loan was repaid in conjunction with the joint venture interest buyout.
(3)
The land parcel under this project is subject to a long-term ground lease.

3rd Quarter 2025 Earnings Release	25

Equity Residential Residential Capital Expenditures to Real Estate For the Nine Months Ended September 30, 2025 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties		Total Consolidated Properties	Same Store Avg. Per Apartment Unit

Total Consolidated Apartment Units	74,595		10,013		84,608

Recurring Capital Expenditures	$119,349		$15,986		$135,335	$1,600

NOI-Enhancing Expenditures:
Renovation Expenditures	65,426	(1)	11,381	(3)	76,807	877
Other (2)	15,758		6,159		21,917	211
Total NOI-Enhancing Expenditures	81,184		17,540		98,724	1,088

Total Capital Expenditures to Real Estate (4)	$200,533		$33,526		$234,059	$2,688

(1)
Renovation Expenditures on 2,173 same store apartment units for the nine months ended September 30, 2025 approximated $30,000 per apartment unit renovated.
(2)
Includes sustainability, property-level technology and Accessory Dwelling Units (ADU) spend.
(3)
Includes expenditures for one property that has been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovation is expected to continue through the fourth quarter of 2026 and is being paid for, in part, by funds from a replacement reserve account required by the ground lease arrangement.
(4)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

Note: Non-Residential Capital Expenditures to Real Estate were approximately $9.0 million, $0.5 million and $9.5 million for Same Store Properties, Non-Same Store Properties and Total Consolidated Properties, respectively.

3rd Quarter 2025 Earnings Release	26

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2025			2024
	September 30, 2025	June 30, 2025	Q3	Q2	Q1	Q4	Q3
Net income	$1,194,322	$1,045,971	$296,868	$198,785	$264,798	$433,871	$148,517
Interest expense incurred, net	307,545	300,126	80,141	75,317	72,114	79,973	72,722
Amortization of deferred financing costs	8,419	8,245	2,122	2,103	2,144	2,050	1,948
Amortization of above/below market lease intangibles	4,610	4,585	1,153	1,153	1,152	1,152	1,128
Depreciation	1,016,442	999,733	254,657	240,889	256,746	264,150	237,948
Income and other tax expense (benefit)	1,555	1,450	395	407	422	331	290
EBITDA	2,532,893	2,360,110	635,336	518,654	597,376	781,527	462,553

Net (gain) loss on sales of real estate properties	(674,085)	(531,235)	(142,685)	(58,280)	(154,152)	(318,968)	165
Net (gain) loss on sales of unconsolidated entities - operating assets	57	(653)	—	(174)	36	195	(710)
EBITDAre	1,858,865	1,828,222	492,651	460,200	443,260	462,754	462,008

Write-off of pursuit costs (other expenses)	9,372	5,834	4,074	727	1,321	3,250	536
(Income) loss from investments in unconsolidated entities - operations	19,440	17,662	3,981	5,170	6,375	3,914	2,203
Net (gain) loss on sales of land parcels	80	78	2	11	67	—	—
Realized (gain) loss on investment securities (interest and other income)	727	725	2	9	40	676	—
Unrealized (gain) loss on investment securities (interest and other income)	(25,399)	(14,135)	(25,399)	—	—	—	(14,135)
Insurance/litigation settlement or reserve income (interest and other income)	(3,062)	(3,087)	—	(101)	(98)	(2,863)	(25)
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	32,295	9,637	25,857	3,149	1,712	1,577	3,199
Advocacy contributions (other expenses)	9,838	19,214	208	185	213	9,232	9,584
Employment tax refund (interest and other income)	(16,867)	—	(16,867)	—	—	—	—
Other	161	141	20	11	(100)	230	—
Normalized EBITDAre	$1,885,450	$1,864,291	$484,529	$469,361	$452,790	$478,770	$463,370

Balance Sheet Items:	September 30, 2025	June 30, 2025
Total debt	$8,435,787	$8,371,826
Cash and cash equivalents	(93,092)	(31,276)
Mortgage principal reserves/sinking funds	(34,941)	(35,660)
Net debt	$8,307,754	$8,304,890

(1)
Insurance/litigation/environmental settlement or reserve expense includes reserves relating to various legal proceedings being defended by the Company.

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities due to the immaterial size of the Company’s partially owned unconsolidated portfolio.

3rd Quarter 2025 Earnings Release	27

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Nine Months Ended September 30,			Quarter Ended September 30,
	2025	2024	Variance	2025	2024	Variance

Impairment – non-operating real estate assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	6,122	1,905	4,217	4,074	536	3,538

Write-off of unamortized deferred financing costs (interest expense)	97	—	97	—	—	—
Premium on redemption of Preferred Shares	—	1,444	(1,444)	—	—	—
Debt extinguishment and preferred share redemption (gains) losses	97	1,444	(1,347)	—	—	—

Net (gain) loss on sales of land parcels	80	—	80	2	—	2
(Income) loss from investments in unconsolidated entities ─ non-operating assets	1,551	1,112	439	1,054	(101)	1,155
Realized (gain) loss on investment securities (interest and other income)	51	1,316	(1,265)	2	—	2
Unrealized (gain) loss on investment securities (interest and other income)	(25,399)	(19,880)	(5,519)	(25,399)	(14,135)	(11,264)
Non-operating asset (gains) losses	(23,717)	(17,452)	(6,265)	(24,341)	(14,236)	(10,105)

Insurance/litigation settlement or reserve income (interest and other income)	(199)	(1,584)	1,385	—	(25)	25
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	30,718	43,068	(12,350)	25,857	3,199	22,658
Advocacy contributions (other expenses)	606	12,283	(11,677)	208	9,584	(9,376)
Employment tax refund (interest and other income)	(16,867)	—	(16,867)	(16,867)	—	(16,867)
Other	(69)	(335)	266	20	—	20
Other miscellaneous items	14,189	53,432	(39,243)	9,218	12,758	(3,540)

Adjustments from FFO to Normalized FFO	$(3,309)	$39,329	$(42,638)	$(11,049)	$(942)	$(10,107)

(1)
Insurance/litigation/environmental settlement or reserve expense includes reserves relating to various legal proceedings being defended by the Company.

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

3rd Quarter 2025 Earnings Release	28

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q4 2025	Revised Full Year 2025	Previous Full Year 2025

2025 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$1.02 to $1.06	$3.98 to $4.02	$3.97 to $4.03

2025 Same Store Assumptions (includes Residential and Non-Residential)

	Physical Occupancy	96.4%	96.4%
	Revenue change	2.5% to 3.0%	2.6% to 3.2%
	Expense change	3.5% to 4.0%	3.5% to 4.0%
	NOI change (1)	2.1% to 2.6%	2.2% to 2.8%

2025 Transaction Assumptions

	Consolidated rental acquisitions	$750.0M	$1.0B
	Consolidated rental dispositions	$750.0M	$1.0B
	Transaction Accretion (Dilution)	(25 basis points)	(25 basis points)

2025 Debt Assumptions

	Weighted average debt outstanding	$8.225B to $8.275B	$8.15B to $8.25B
	Interest expense, net (on a Normalized FFO basis)	$306.0M to $310.0M	$304.5M to $308.5M
	Capitalized interest	$12.0M to $13.0M	$12.5M to $13.5M

2025 Capital Expenditures to Real Estate Assumptions for Residential Same Store Properties

	NOI-Enhancing Capital Expenditures for Residential Same Store Properties (2)	$115.0M	$115.0M
	Recurring Capital Expenditures for Residential Same Store Properties	$165.0M	$165.0M
	Capital Expenditures to Real Estate for Residential Same Store Properties	$280.0M	$280.0M

2025 Other Guidance Assumptions

	Property management expense	$133.0M to $135.0M	$135.5M to $137.5M
	General and administrative expense	$63.5M to $67.5M	$63.5M to $67.5M
	Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) (3)	$(1.0M) to $1.0M	$(2.0M) to $1.0M
	Debt offerings	$500.0M	$500.0M
	Weighted average Common Shares and Units - Diluted	390.9M	391.5M

(1)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)
During 2025, the Company expects to spend approximately $90.0 million for apartment unit Renovation Expenditures on approximately 2,850 Residential same store apartment units at an average cost of approximately $31,500 per apartment unit renovated. The remainder of the NOI-Enhancing spend includes other items, such as sustainability, property-level technology and ADU expenditures.
(3)
Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) primarily consists of our share of both Lease-Up NOI and interest expense, net that is no longer being capitalized from the recently completed unconsolidated development projects referenced on pages 24 and 25.

3rd Quarter 2025 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Accessory Dwelling Units (ADU) – Includes costs to convert existing underutilized spaces of our properties into new apartment units.

NOI-Enhancing – Primarily includes Renovation Expenditures as well as sustainability, property-level technology and ADU expenditures that are intended to increase revenues or decrease expenses.

Recurring – Capital expenditures necessary to help preserve the value of and maintain the functionality of our apartment properties.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.5 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures October 26, 2027. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.725%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating and other terms and conditions per the agreement. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.5 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

September 30, 2025
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(846,500)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,448)
Unsecured revolving credit facility availability	$1,650,052

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

3rd Quarter 2025 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Nine Months Ended September 30, 2025	Quarter Ended September 30, 2025
Net Gain (Loss) on Sales of Real Estate Properties	$355,117	$142,685
Accumulated Depreciation Gain	(187,985)	(94,467)
Economic Gain (Loss)	$167,132	$48,218

Established Markets – Includes Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California (Los Angeles, Orange County and San Diego).

Expansion Markets – Includes Denver, Atlanta, Dallas/Ft. Worth and Austin.

3rd Quarter 2025 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

3rd Quarter 2025 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

	Actual Sept.	Actual Sept.	Actual	Actual	Expected	Expected
	YTD 2025	YTD 2024	Q3 2025	Q3 2024	Q4 2025	2025
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$1.93	$1.62	$0.76	$0.38	$0.59 to $0.63	$2.52 to $2.56
Depreciation expense	1.95	1.76	0.66	0.61	0.67	2.61
Net (gain) loss on sales	(0.91)	(0.59)	(0.37)	—	(0.25)	(1.15)
Impairment – operating real estate assets	—	—	—	—	—	—

FFO per share – Diluted	2.97	2.79	1.05	0.99	1.01 to 1.05	3.98 to 4.02

Adjustments (1):
Impairment – non-operating real estate assets	—	—	—	—	—	—
Write-off of pursuit costs	0.01	—	0.01	—	—	0.02
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—	—	—
Non-operating asset (gains) losses	(0.06)	(0.04)	(0.06)	(0.04)	—	(0.06)
Other miscellaneous items	0.04	0.14	0.02	0.03	0.01	0.04

Normalized FFO per share – Diluted	$2.96	$2.89	$1.02	$0.98	$1.02 to $1.06	$3.98 to $4.02

(1)
See Adjustments from FFO to Normalized FFO for additional detail.

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% Physical Occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of net income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results and further allocated between Residential same store and Non-Residential same store results (see Same Store Results):

	Nine Months Ended September 30,		Quarter Ended September 30,
	2025	2024	2025	2024
Net income	$760,451	$637,104	$296,868	$148,517
Adjustments:
Property management	100,691	100,381	30,089	31,412
General and administrative	51,450	48,902	14,664	14,551
Depreciation	752,292	688,041	254,657	237,948
Net (gain) loss on sales of real estate properties	(355,117)	(227,829)	(142,685)	165
Interest and other income	(49,040)	(26,501)	(45,219)	(15,844)
Other expenses	39,903	59,094	30,942	13,971
Interest:
Expense incurred, net	227,572	205,762	80,141	72,722
Amortization of deferred financing costs	6,369	5,784	2,122	1,948
Income and other tax expense (benefit)	1,224	925	395	290
(Income) loss from investments in unconsolidated entities	15,388	4,865	3,981	1,493
Net (gain) loss on sales of land parcels	80	—	2	—
Total NOI	$1,551,263	$1,496,528	$525,957	$507,173

3rd Quarter 2025 Earnings Release	33

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Nine Months Ended September 30,		Quarter Ended September 30,
Rental income:	2025	2024	2025	2024
Residential same store	$2,066,935	$2,010,703	$701,383	$681,200
Non-Residential same store	78,120	79,735	26,172	24,935
Total same store	2,145,055	2,090,438	727,555	706,135
Non-same store/other	166,993	122,891	54,856	42,213
Total rental income	2,312,048	2,213,329	782,411	748,348
Operating expenses:
Residential same store	668,707	643,984	226,772	219,253
Non-Residential same store	23,005	21,747	7,800	7,241
Total same store	691,712	665,731	234,572	226,494
Non-same store/other	69,073	51,070	21,882	14,681
Total operating expenses	760,785	716,801	256,454	241,175
NOI:
Residential same store	1,398,228	1,366,719	474,611	461,947
Non-Residential same store	55,115	57,988	18,372	17,694
Total same store	1,453,343	1,424,707	492,983	479,641
Non-same store/other	97,920	71,821	32,974	27,532
Total NOI	$1,551,263	$1,496,528	$525,957	$507,173

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2024 and 2025, plus any properties in lease-up and not stabilized as of January 1, 2024. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

Insurance – Includes third-party insurance premiums, broker fees and other insurance-related procurement fees along with an allocation of estimated uninsured losses.

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

3rd Quarter 2025 Earnings Release	34

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2024, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Same Store Residential Revenues – Revenues from our Residential Same Store Properties only presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2025 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% Physical Occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units. Retention rate is the opposite of Turnover.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of September 30, 2025. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the nine months ended September 30, 2025 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

3rd Quarter 2025 Earnings Release	35